Exhibit 16.1


                                                      [MartinelliMick PLLC Logo]


August 27, 2013

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street NE
Washington DC  20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K/A dated August 22, 2013 of Red Giant Entertainment, Inc. and have the following comments.

We are in agreement with paragraphs 1(a); 1(b); 1(d); 1(e); and 1(f).

We are in agreement with the first paragraph of 1(c). We have no basis to agree or disagree with the statement in the second paragraph of 1(c).

We have no basis to agree or disagree with the statement in paragraph 2(a).


/s/ MartinelliMick PLLC
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MartinelliMick PLLC